EXHIBIT 10.2

Summary of Compensation Structure for
Non-Associate Directors of Abercrombie & Fitch Co. for Fiscal 2019

Non-Associate Directors

Any officer of Abercrombie & Fitch Co. (the “Company”) who is also a member of the Board of Directors (the “Board”) of the Company receives no additional compensation for services rendered as a director. Directors of the Company who are not employees, or as referred to by the Company, “associates,” of the Company or of a subsidiary of the Company (“non-associate directors”) are to receive:

•	an annual cash retainer of $65,000 for Board service (paid quarterly in arrears):

•
an additional annual cash retainer for each standing committee Chair and member: (i) the Chair and the members of the Audit and Finance Committee are to receive an additional annual cash retainer of $40,000 and $25,000, respectively; (ii) the Chair and the members of the Compensation and Organization Committee are to receive an additional annual cash retainer of $30,000 and $12,500, respectively; and (iii) the Chairs and the members of all other standing committees are to receive an additional annual cash retainer of $25,000 and $12,500, respectively. In each case, the retainers are paid quarterly in arrears;

•	an additional annual cash retainer for the Company's Non-Executive Chairman of the Board as described below uder the caption for "Non-Executive Chairman of the Board Compensation";

•
an annual grant of restricted stock units ("RSUs"), to be granted on the date of the annual meeting of stockholders of the Company (if the non-associate directors continue to serve after the annual meeting of stockholders) pursuant to the Abercrombie & Fitch Co. Long-Term Incentive Plan for Directors (or any successor plan approved by the Company's stockholders), and which will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of a non-associate director's death or total disability or upon termination of service in connection with a change of control of the Company; and

•	an additional grant of RSUs for the Company's Non-Executive Chairman of the Board as described below under the caption for "Non-Executive Chairman of the Board Compensation."

For the fiscal year ending February 1, 2020 (“Fiscal 2019”), non-associate directors are eligible to receive an annual grant of RSUs on the date of the 2019 Annual Meeting of Stockholders to be held on June 12, 2019 (the “2019 Annual Meeting”) if they continue to serve after the 2019 Annual Meeting, with the market value of the underlying shares of the Company’s Class A Common Stock, $0.01 par value (the “Common Stock”), on the grant date to be $150,000.

All non-associate directors are reimbursed for their expenses for attending meetings of the Board and Board committees and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

Non-Executive Chairman of the Board Compensation

In connection with Terry L. Burman’s assumption of the role of Non-Executive Chairman of the Board on February 3, 2018, Mr. Burman received and will continue to receive the following compensation:

•	an additional annual cash retainer of $100,000, paid quarterly in arrears;

•
an additional annual grant of RSUs, with the market value of the shares of Common Stock underlying this annual grant being equal to $100,00 on the grant date (the "Non-Executive RSU Retainer"), to be granted on the date of the annual meeting of stockholders (if Mr. Burman continues to serve after the annual meeting of stockholders) pursuant to the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Directors (or any successor plan approved by the Company's stockholders), and which will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of Mr. Burman's death or total disability or upon a change of control of the Company; and

•
if Mr Burman's service as Non-Executive Chairman of the Board ends for any reason other than his death or total disability, a pro-rata portion of unvested RSUs subject to the Non-Executive Chairman RSU Retainer will vest to reflect the portion of the year that has elapsed between the grant date and the date on which his service as Non-Executive Chairman of the Board ends.